Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
IMMUNOSYN CORPORATION
     The undersigned incorporator, for the purpose of forming a corporation under the General Corporation Law of the State of Delaware, does hereby adopt the following Certificate of Incorporation.
     Article I: The name of the corporation (hereinafter called “the Corporation”) is Immunosyn Corporation.
     Article II: The name of the Corporation’s resident agent in the State of Delaware is Corporation Service Company, and the street address of the said resident agent where process may be served is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.
     Article III: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized pursuant to the General Corporation Law of the State of Delaware.
     Article IV: The total number of shares of stock that the Corporation shall have authority to issue is 450,000,000 shares, of which 425,000,000 shares shall be Common Stock, par value $0.0001 per share (“Common Stock”), and 25,000,000 shares shall be shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).
     A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Certificate of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:
     Part I. Provisions Applicable to All Series of Preferred Stock
     (a) Shares of Preferred Stock may be issued from time to time in one or more series. The preferences and relative participating, optional and other special rights of each series and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in this Part I and in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the designations, preferences and relative participating, optional and other special rights, or the qualifications, limitations or restrictions thereof, of such series, including, but without limiting the generality of the foregoing, the following:
     (i) The rate and times at which, and the terms and conditions on which, dividends on the Preferred Stock of such series shall be paid;

     (ii) The right, if any, of holders of Preferred Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;
     (iii) The redemption price or prices and the time at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;
     (iv) The rights of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;
     (v) The voting power, if any, of the Preferred Stock of such series; and
     (vi) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series.
     (b) All shares of each series shall be identical in all respects to the other shares of such series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Preferred Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.
     Part II. Provisions Applicable to Common Stock
     (a) After the requirements with respect to preferential dividends upon the Preferred Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
     (b) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Preferred Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.
     (c) Each holder of Common Stock shall have one vote in respect of each share of such stock held by him.
     Article V: The name and street address of the incorporator executing this Certificate of Incorporation is as follows:

NAME	ADDRESS

Cheryl Gardner	900 Third Avenue, New York, NY 10022

     Article VI: The first Board of Directors shall consist of two (2) members and their names and street addresses are as follows:

NAME	ADDRESS

D. Kent Norton	2406 Shadow Wood Circle, Holladay, UT 84117
Gregory Witz	4225 Executive Square, #260, La Jolla, CA 92037
     Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of Directors of the Corporation need not be by written ballot. In furtherance of and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal By-Laws for the Corporation.
     Article VII: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     Article VIII: Each Director, officer, employee or agent of the Corporation shall be indemnified to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Without limiting the generality of the foregoing, the Corporation shall indemnify each person within the scope of the foregoing to the extent to which it is given the power to do so by Section 145 of the General Corporation Law of the State of Delaware as in effect on the effective date of this certificate of incorporation or as thereafter amended.
     Article IX: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii)

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
     Article X: The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or the by-laws of the Corporation.
     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has executed this Certificate on this 3rd day of August, 2006.

/s/ Cheryl Gardner

Cheryl Gardner, Incorporator

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